Exhibit 10.1

INSITE VISION INCORPORATED
SEVERANCE PLAN

ARTICLE 1
ESTABLISHMENT, TERM, AND PURPOSE

1.1           Establishment of the Plan.  InSite Vision Incorporated, a Delaware corporation (the “Company”), hereby establishes a severance plan to be known as the “InSite Vision Incorporated Severance Plan” (the “Plan”).

1.2           Purpose of the Plan.  The Plan is designed to provide certain severance benefits to a select group of management or highly compensated employees of the Company who become eligible to receive such benefits pursuant to Article 4 hereof.

1.3           Term of the Plan.  The Plan shall commence upon the date of its approval by the Committee (the “Effective Date”), and shall continue in effect through December 31, 2011 (such period being referred to herein as the “Term”); provided, however, that the Term shall be automatically extended for one (1) additional year on January 1, 2011 and on each annual anniversary of such date thereafter (each, an “Extension Date”) (such that on January 1, 2011 the Term would be extended to December 31, 2012), unless the Company has, prior to such Extension Date, delivered written notice to each Participant then in the Plan that the Term will not be extended, and if such notice is given, the Plan will terminate at the end of the Term then in effect (with no extension or further extension, as the case may be, as to any Extension Date that would otherwise occur after the giving of such notice).  Notwithstanding the foregoing, in the event that a Change in Control occurs during the Term (or extended Term, as the case may be), the Term shall be extended through, and shall end no earlier than, the later of (i) the date that is two (2) years after such Change in Control or (ii) the date on which all obligations of the Company hereunder have been fulfilled.  The termination or expiration of the Term shall not affect the rights of Participants to benefits pursuant to the Plan to the extent the Participant’s employment is terminated during the Term.

ARTICLE 2
DEFINITIONS

Whenever used in the Plan or a Participation Agreement (as defined in Section 3.2), the following terms shall have the meanings set forth below (such defined terms are in addition to terms defined elsewhere in the Plan) unless the context clearly indicates to the contrary:

(a)	“ADEA” means the United States Age Discrimination in Employment Act of 1967, as amended.

(b)
“Base Salary” means, as to a particular Participant, the Participant’s annualized rate of base salary from the Company (or, if the Participant is employed by a Subsidiary, from the Subsidiary) at the relevant time.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means, as to a particular Participant, a termination of the Participant’s employment by the Company or a Subsidiary for one or more of the following reasons:

(i)	the Participant’s conviction of or entrance of a plea of guilty or nolo contendere to a felony;

(ii)	fraudulent conduct by the Participant in connection with the business affairs of the Company or a Subsidiary;

(iii)	theft, embezzlement, or other criminal misappropriation of funds by the Participant from the Company or a Subsidiary;

(iv)
the Participant’s continued willful refusal to perform his or her duties to the Company or a Subsidiary, or willful failure to follow the lawful orders of the Board (or board of directors of a Subsidiary by which the Participant is employed, as applicable) or the officer or other employee (if any) to whom the Participant reports;

(v)
the Participant’s willful misconduct in connection with, or in the course of, carrying out the Participant’s duties and responsibilities to the Company or a Subsidiary, which has, or would if generally known, materially adversely affect the good will, business, or reputation of the Company or a Subsidiary; or

(vi)	the Participant’s material breach of any confidentiality, trade secret, proprietary information or similar agreement or obligation to the Company or a Subsidiary;

provided, however, that if a cure is reasonably possible in the circumstances any act, inaction, conduct or other circumstances that would otherwise constitute “Cause” under clause (iv), (v) or (vi) above shall not constitute “Cause” unless both (x) the Company (or the Subsidiary that employs the Participant, as applicable) provides written notice to the Participant of the condition claimed to constitute Cause, and (y) the Participant fails to remedy such condition promptly (and in all cases within thirty (30) days) after receiving such written notice thereof.  For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Participant not in good faith and without reasonable belief that such action or failure to act was in the best interests of the Company (or the Subsidiary that employs the Participant, if the Participant is employed by a Subsidiary).

(e)	“Change in Control” means the occurrence of any of the following after the Effective Date:

(i)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (ii)(1) and (2) below, and (E) any acquisition by a Person who owned more than 50% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as of the Effective Date or an affiliate of any such Person;

(ii)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company 's assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination;

(iii)
Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (ii) above.

(f)
“Change in Control Severance Multiplier” means, as to a particular Participant, the “Change in Control Severance Multiplier” established by the Committee with respect to that Participant and set forth in the Participant’s Participation Agreement for the purpose of calculating any benefits the Participant may become entitled to under Section 4.2.

(g)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(h)
“Committee” means the Stock Plan and Compensation Committee of the Board.  If there is not then a Stock Plan and Compensation Committee of the Board, references in this Plan to the “Committee” shall refer to the Board.

(i)
“Disability” means, as to a particular Participant, the Participant’s inability, because of physical or mental illness or injury, to perform the essential functions of his or her customary duties to the Company or a Subsidiary, even with a reasonable accommodation, and the continuation of such disabled condition for a period of one hundred eighty (180) continuous days, or for not less than two hundred ten (210) days during any continuous twenty-four (24) month period.

(j)	“Eligible Person” means an employee who is an officer or key employee of the Company or a Subsidiary, as determined by the Committee.

(k)	“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

(l)	“Good Reason” with respect to a particular Participant will have the meaning given in that Participant’s Participation Agreement.

(m)	“Participant” means any Eligible Person who is selected to participate in the Plan as determined in accordance with Article 3.

(n)
“Separation from Service” means a “separation from service” with the Company or the Subsidiary that employs the Participant, as applicable, within the meaning of Treasury Regulation Section 1.409A-1(h).

(o)
“Severance Multiplier” means, as to a particular Participant, the “Severance Multiplier” established by the Committee with respect to that Participant and set forth in the Participant’s Participation Agreement for the purpose of calculating any benefits the Participant may become entitled to under Section 4.1.

(p)	“Specified Employee” means a Participant who, as of the date of the Participant’s Separation from Service, is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i).

(q)	“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.

(r)
“Target Bonus” means, as to a particular Participant, the Participant’s target Company cash bonus opportunity for the Company’s fiscal year in which the Participant’s Separation from Service occurs (including, if the Participant is employed by a Subsidiary, any target cash bonus opportunity that may be provided directly by the Subsidiary for that year).  If the Participant has no such target cash bonus opportunity, the Participant’s Target Bonus for purposes of the Plan means the average annual cash bonus paid by the Company (including its Subsidiaries) for the three (3) years prior to the year in which the Participant’s Separation from Service occurs (or, if the Participant has not been employed by the Company or a Subsidiary for such three (3) year period, over such portion of such period the Participant was employed by the Company or a Subsidiary).

ARTICLE 3
PARTICIPATION

3.1           Participation.  The Committee shall from time to time designate in writing those Eligible Persons who are, subject to Section 3.2, eligible to participate in the Plan.  The Committee shall limit the class of persons selected to participate in the Plan to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.  Once a Participant participates in the Plan, the Participant may not be removed from participation in the Plan, his or her Severance Multiplier and Change in Control Severance Multiplier may not be reduced and the Plan may not be amended in a manner materially adverse to the Participant unless the Committee gives written notice to the Participant that he or she will no longer be a Participant in the Plan or of such reduction or amendment, as the case may be, in which case the Participant shall cease to be a Participant in the Plan or such reduction or amendment, as the case may be, shall be effective at the end of the Term then in effect (without giving effect, for such purposes, to any extension or further extension, as the case may be, of the Term pursuant to Section 1.3 after the date of such notice from the Committee); provided, however, that such notice shall not be effective if, before the date such change takes effect, either a Change in Control occurs or the Participant ceases to be employed by the Company or a Subsidiary.

3.2           Participation Agreement.  To the extent the Committee has designated an Eligible Person as being eligible to participate in the Plan, the Eligible Person shall become a Participant only by promptly completing, fully executing, and returning to the Company a participation agreement (a “Participation Agreement”) in substantially the form attached hereto as Exhibit A (or such other form as the Committee may require and provide for at the time it designates the Eligible Person as being eligible to participate in the Plan).

ARTICLE 4
SEVERANCE BENEFITS

4.1           Severance Benefits.  Provided that a Participant is not entitled to any benefits set forth in Section 4.2 below and subject to the other provisions of the Plan (including, without limitation, Section 4.6 and Articles 5 and 6), if a Participant’s employment with the Company or a Subsidiary is terminated during the Term by the Company or a Subsidiary without Cause (and other than due to the Participant’s death or Disability), the Participant shall be entitled to receive from the Company the following severance benefits:

(a)
Cash Severance.  A cash payment equal to the Participant’s Severance Multiplier multiplied by the Participant’s annualized rate of Base Salary in effect at the time of the Participant’s Separation from Service.

(b)
COBRA Benefit.  The Company will pay or reimburse the Participant for the premiums charged to continue medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical and dental coverage for the Participant (and, if applicable, the Participant’s eligible dependents) as in effect immediately prior to the termination of the Participant’s employment with the Company or a Subsidiary, to the extent that the Participant elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (b) shall commence with continuation coverage for the month following the month of the Participant’s Separation from Service and shall continue for a number of months equal to the product of (x) the Severance Multiplier and (y) twelve; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (b) shall terminate, if earlier than as provided above, on the first to occur of the Participant’s death, the date the Participant becomes eligible for coverage under the health plan of a future employer, the date the Company and its Subsidiaries cease to offer group medical coverage to their active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Participant.  To the extent the Participant elects COBRA coverage, the Participant shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

4.2           Change in Control Severance Benefits.  Notwithstanding Section 4.1 above and subject to the other provisions of the Plan (including, without limitation, Section 4.6 and Articles 5 and 6), if (1) a Participant’s employment with the Company or a Subsidiary is terminated during the Term by the Company or a Subsidiary without Cause (and other than due to the Participant’s death or Disability) or by the Participant for Good Reason, and (2) such termination of employment occurs at any time during the period commencing ninety (90) days prior to the occurrence of a Change in Control and ending two (2) years after such Change in Control (the “Protected Period”), the Participant shall be entitled to receive from the Company the following severance benefits:

(a)
Cash Severance.  A cash payment equal to the sum of (i) the Participant’s Change in Control Severance Multiplier, multiplied by the Participant’s annualized rate of Base Salary in effect at the time of the Participant’s Separation from Service (or, if greater, at the time of the Change in Control) and (ii) the Participant’s Target Bonus.

(b)
COBRA Benefit.  The Company will pay or reimburse the Participant for the premiums charged to continue medical and dental coverage pursuant to COBRA, at the same or reasonably equivalent medical and dental coverage for the Participant (and, if applicable, the Participant’s eligible dependents) as in effect immediately prior to the termination of the Participant’s employment with the Company or a Subsidiary, to the extent that the Participant elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (b) shall commence with continuation coverage for the month following the month of the Participant’s Separation from Service and shall continue for a number of months equal to the product of (x) the Change in Control Severance Multiplier and (y) twelve; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (b) shall terminate, if earlier than as provided above, on the first to occur of the Participant’s death, the date the Participant becomes eligible for coverage under the health plan of a future employer, the date the Company and its Subsidiaries cease to offer group medical coverage to their active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Participant.  To the extent the Participant elects COBRA coverage, the Participant shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(c)
Accelerated Stock Award Vesting.  Notwithstanding any other provision in any stock option or other equity-based award granted by the Company to the Participant prior to the occurrence of a Change in Control, to the extent such award is outstanding and has not otherwise vested immediately prior to the termination of the Participant’s employment with the Company or a Subsidiary, such award shall automatically become fully vested as of (or, to the extent necessary to give effect to such acceleration, immediately prior to) such termination of employment.  Notwithstanding any other provision in any stock option, stock appreciation right or similar equity-based award granted by the Company to the Participant prior to the occurrence of a Change in Control, the post-termination of employment exercise period of such award shall be automatically extended (beyond the normal expiration date) for six (6) months, provided that in no case shall any such award be extended beyond its maximum term and in all cases the award remains subject to earlier termination in accordance with the change in control or similar provisions of the applicable equity plan under which the award was granted (or of the applicable award agreement, to the extent such change in control or similar provisions are included in the award agreement rather than the equity plan).

4.3           Termination for Other Reasons.  For avoidance of doubt, the Company and its Subsidiaries shall have no obligations (or no further obligations, as the case may be) to the Participant under the Plan if:

(a)	the Participant’s employment terminates for any reason prior to the Effective Date or after the Term; or

(b)	after the Effective Date,

(i)	the Participant’s employment is terminated by the Company or a Subsidiary for Cause;

(ii)	the Participant voluntarily terminates his or her employment with the Company or a Subsidiary for any reason (other than a termination for Good Reason in the circumstances provided in Section 4.2); or

(iii)	the Participant’s employment with the Company or a Subsidiary terminates due to the Participant’s Disability or death.

4.4           Terminations of Employment Generally.  Notwithstanding anything else contained in the Plan to the contrary, a Participant shall not be deemed to have terminated employment with the Company or a Subsidiary if his or her employment by the Company or a Subsidiary terminates but he or she otherwise continues, immediately after such termination of employment, as an employee of the Company or another Subsidiary; provided that whether the Participant has Good Reason to terminate employment shall be determined by comparing the relevant aspects of the terms of the Participant’s employment (determined in light of the Good Reason definition applicable to the Participant) after giving effect to such change to the relevant aspects of the terms of the Participant’s employment before giving effect to such change (in each case relative to the Company and its Subsidiaries on a consolidated basis, not simply with reference to the Participant’s employer).

4.5           Termination of Employment - Asset Sale.  Notwithstanding anything else contained in this Plan to the contrary, a Participant shall not be entitled to benefits under this Plan as a result of a termination of the Participant’s employment with the Company or a Subsidiary (or any related circumstances such as, without limitation, a sale of the business in which the Participant is employed that might otherwise have constituted Good Reason as to the Participant) if such termination of employment occurs in connection with a sale of assets by the Company or a Subsidiary and each of the following conditions is satisfied in connection with such sale: (1) the Participant becomes employed by the purchaser of such assets (or one of its parent, subsidiary, or other affiliated entities) upon or within sixty (60) days following such sale or such purchaser (or one of its parent, subsidiary, or other affiliated entities) offers the Participant employment effective upon or within sixty (60) days following such sale (regardless of whether the Participant actually accepts or commences such employment) on substantially the same terms; and (2) such purchaser (or one of its parent, subsidiary, or other affiliated entities) adopts the Plan (or a substantially similar severance plan) to provide the Participant (with respect to the Participant’s employment or offer of employment with such purchaser or one of its parent, subsidiary or other affiliated entities) with substantially the same severance protections afforded by this Plan had this Plan continued in effect as to the Participant after such sale on its terms (subject, without limitation, to any such entity’s right to terminate the Plan and any Participant’s participation from time to time pursuant to Sections 1.3 and 3.1) for a period of no less than two (2) years following the closing of such asset sale.  Whether employment is on “substantially the same terms” for this purpose shall be determined by comparing the relevant aspects of the terms of the Participant’s employment (determined in light of the Good Reason definition applicable to the Participant) before giving effect to such asset sale to the relevant aspects of the terms of the Participant’s employment (or offer of employment, as the case may be) with the purchaser (or one of its parent, subsidiary, or other affiliated entities) after giving effect to such asset sale.

4.6           Benefit Offset.  Notwithstanding anything else contained in the Plan to the contrary, any severance benefits otherwise payable under the Plan to a Participant shall be offset or reduced by the amount of severance benefits payable or deliverable to the Participant under any other plan, program, or agreement of or with the Company or any of its Subsidiaries (including, without limitation, any benefits, including pay in lieu of notice and similar requirements, of the Worker Adjustment and Retraining Notification Act (“WARN”) and similar laws).

4.7           Notice of Termination. Any termination of a Participant’s employment by the Company or a Subsidiary for Cause or due to Disability, or by a Participant for Good Reason, shall be communicated by Notice of Termination.  For purposes of the Plan, a “Notice of Termination” shall mean a written notice which shall indicate the element of Cause, Disability or Good Reason, as applicable, relied upon for the termination.  The Notice of Termination shall be delivered in accordance with the general notice provisions set forth in Section 12.6.

ARTICLE 5
TIMING AND CONDITIONS OF PAYMENTS; TAXES

5.1           Form and Timing of Severance Payments.  Subject to Sections 5.2 and 12.8(b) and Article 6, any severance benefits described in Sections 4.1(a) and 4.2(a), as applicable, that become payable to a Participant in accordance with the provisions of the Plan shall be paid at the times and in the manner set forth in this Section 5.1.

(a)
Except as provided below in this Section 5.1, the payments described in Sections 4.1(a) and 4.2(a), as applicable, shall be paid by the Company in cash to the Participant on or within the seventy four (74) day period following the Participant’s Separation from Service.

(b)	In the event a Participant becomes entitled to severance benefits under Section 4.2, such Participant shall not also be entitled to receive severance benefits under Section 4.1.

(c)
In the event a Participant becomes entitled to severance benefits under Section 4.1 and a Change in Control occurs within the ninety (90) day period following the Participant’s Separation from Service, the Participant shall become entitled to the level of severance benefits under Section 4.2, with the Participant’s benefit pursuant to Section 4.2(a) to be offset by the amount the Participant was paid (or is to be paid, as the case may be) pursuant to Section 4.1(a) and such difference to be paid by the Company on or within the seventy four (74) day period following such Change in Control.

(d)
In the event a Participant terminates his or her employment with the Company or a Subsidiary for Good Reason prior to the Protected Period and a Change in Control occurs within the ninety (90) day period following the Participant’s Separation from Service, the Participant shall be entitled to severance benefits under Section 4.2, with the benefits pursuant to Section 4.2(a) (along with any reimbursement due to the Participant pursuant to Section 4.2(b) for any period of coverage prior to the date of such reimbursement) to be paid by the Company on or within the seventy four (74) day period following such Change in Control.

(e)
In the event a Participant becomes entitled to severance benefits under Section 4.2 pursuant to the circumstances described in Section 5.1(c) or Section 5.1(d), any stock option or other equity-based award granted by the Company to the Participant, to the extent such award had not vested and was cancelled or otherwise terminated upon or prior to the date of the Change in Control as a result of the termination of the Participant’s employment under the circumstances described in Section 4.1, shall be reinstated and shall automatically become fully vested and, in the case of stock options or similar awards, the Participant shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates (to the extent provision has not been made for the cash-out of the awards in connection with the Change in Control on terms similar to the treatment of the Company’s then-outstanding employee stock options generally).

(f)
In the event any severance benefits described in Sections 4.1(a) or 4.2(a), as applicable, become payable to a Participant and such Participant is required to execute a release pursuant to Section 5.2 and the timing of the execution of such release may cause such severance benefits to become payable in either of two consecutive taxable years depending on the timing of the execution of such release, such severance benefits shall be paid in the latter taxable year regardless of when such release is executed.

5.2           Release.  Notwithstanding anything to the contrary contained in the Plan, the Company’s obligation to make any payment of benefits with respect to a Participant under the Plan is subject to the condition precedent that (i) the Participant execute a release of claims (in the form attached hereto as Exhibit B or such other form as the Committee may reasonably require in the circumstances, which other form shall be substantially similar to that attached hereto as Exhibit B but with such changes as the Committee may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable laws) and deliver such release to the Company so that it is received by the Company in the time period specified below, and (ii) such release is not revoked by the Participant pursuant to any revocation rights afforded by applicable law.  In order to satisfy the requirements of this Section 5.2, a Participant’s release referred to in the preceding sentence must be delivered by the Participant to the Company so that it is received by the Company no later than thirty (30) calendar days after the Participant’s Separation from Service (or such later date as may be required for an enforceable release of the Participant’s claims under the ADEA, to the extent the ADEA is applicable in the circumstances, in which case the Participant will be provided with either twenty one (21) or forty five (45) days, depending on the circumstances of the termination, to consider the release).  In addition, the Company may require that the Participant’s release be executed no earlier than the date of the Participant’s Separation from Service.

5.3           Withholding of Taxes.  Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to the Plan such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

ARTICLE 6
SECTION 280G

Notwithstanding anything contained in this Plan, to the extent that any payment, distribution, transfer or other benefit of any type to or for a Participant by the Company or any of its parents, subsidiaries or other affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards granted by the Company or any of its parents, subsidiaries or other affiliates pursuant to this Plan or otherwise) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Participant is greater after giving effect to such reduction than if no such reduction had been made.  If such a reduction is required, the Company shall reduce the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments.  The preceding provisions of this Article 6 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation.

ARTICLE 7
PAYMENT OBLIGATIONS

7.1           Payment of Obligations.  The Company’s obligation to make any benefit payment (or installment thereof) pursuant to the Plan shall immediately cease upon failure by the Participant (or former Participant) entitled to such payment to comply with Section 5.2.  Participants shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of the Plan, and the obtaining of any such other employment shall not effect any reduction of the Company’s obligations to make the payments required to be made under the Plan.

7.2           Unsecured General Creditor.  Participants and their heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any Subsidiary.  No assets of the Company or any Subsidiary shall be held under any trust, or held in any way as collateral security, for the fulfilling of the obligations of the Company under the Plan.  Any and all of the Company’s and each Subsidiary’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company or Subsidiary, as applicable (unless pledged or restricted with respect to such entity’s obligations other than the Plan).  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and their heirs or successors as to benefits under the Plan shall be no greater than those of unsecured general creditors of the Company.

7.3           Other Benefit Plans.  All payments, benefits and amounts provided under the Plan shall be in addition to and not in substitution for any pension rights under the any tax-qualified pension or retirement plan in which the Participant participates, and any disability, workers’ compensation or other Company or Subsidiary benefit plan distribution that a Participant is entitled to (other than severance benefits), under the terms of any such plan, at the time the Participant ceases to be employed by the Company or a Subsidiary.  Notwithstanding the foregoing, the Plan shall not create an inference that any duplicate payments shall be required.  Payments received by a person under the Plan shall not be deemed a part of the person’s compensation for purposes of the determination of benefits under any other employee pension, welfare or other benefit plans or arrangements, if any, provided by the Company or a Subsidiary, except where explicitly provided under the terms of such plans or arrangements.

ARTICLE 8
CLAIMS PROCEDURES

8.1           Presentation of Claim.  Any Participant (such Participant being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the benefits payable to such Claimant pursuant to the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

8.2           Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure and the time limits applicable to such procedures set forth in Section 8.3; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

8.3           Review of a Denied Claim.  On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

8.4           Decision on Review.  The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	A description of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

ARTICLE 9
RESOLUTION OF DISPUTES

Notwithstanding anything to the contrary contained in the Plan, the Participant, in his or her sole discretion, may elect to have any claim or controversy arising out of or in connection with the Plan and/or a Participation Agreement submitted to binding arbitration and adjudicated in accordance with this Article 9 without first having to exhaust the claims procedures set forth in Article 8.

The Company and each Participant hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with the Plan and/or the Participant’s Participation Agreement that the Company may have against the Participant, or that the Participant may have against the Company or against any of its officers, directors, employees or agents acting in their capacity as such, and which are not resolved under the terms of Article 8 (or which are not required to be resolved under the terms of Article 8, as the case may be).  Each party’s promise to resolve all such claims or controversies by arbitration in accordance with the Plan rather than through the courts is consideration for the other party’s like promise.  It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and the Participant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., San Francisco, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Civil Procedure Code Sections 1280 et. seq. as the exclusive remedy of such dispute.

The Arbitrator shall interpret the Plan, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law.  If arbitration is brought after the claim or controversy has been submitted for review by the Committee in accordance with Article 8, the Arbitrator shall limit his or her review to whether or not the Committee has abused its discretion in its interpretation of the Plan and such policies, rules, and regulations; provided, however, that the Arbitrator shall apply a de novo standard of review with respect to any claim for benefits under the Plan that arises in connection with or following a Change in Control event.  In reaching his or her decision, the Arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or the Plan.  Except as provided in the next paragraph, the Arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the Plan, including but not limited to, any claim that all or any part of the Plan is voidable.  The Arbitrator shall have the authority to decide dispositive motions.  Following completion of the arbitration, the arbitrator shall issue a written decision disclosing the essential findings and conclusions upon which the award is based.

Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought by the Participant or by the Company in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally resolved by the Arbitrator in accordance with the foregoing.  Final resolution of any dispute through arbitration may include any remedy or relief which would otherwise be available at law and which the Arbitrator deems just and equitable.  The Arbitrator shall have the authority to award full damages as provided by law.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The Company shall pay the reasonable fees and expenses of the Arbitrator and of a stenographic reporter, if employed.  Each party shall bear its own attorneys fees and costs (other than for payment of the forum costs which in any event shall be born by the Company as provided in the preceding sentence).  Subject to Section 12.8(b), any such payment or reimbursement shall be made promptly after the expenses are incurred by the Participant (and in no event later than the taxable year of the Participant after the Participant’s taxable year in which such expenses are incurred).  The Participant agrees to provide the Company with reasonable documentation of such expenses.

ARTICLE 10
SUCCESSORS AND ASSIGNMENT

10.1           Successors to the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute all or substantially all of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

10.2           Assignment by the Participant.  None of the benefits, payments, proceeds or claims of any Eligible Person or Participant shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Eligible Person or Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.  Notwithstanding the foregoing, benefits which are in pay status may be subject to a court-ordered garnishment or wage assignment, or similar order, or a tax levy.  The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s estate in accordance with the terms of the Plan.

ARTICLE 11
ADMINISTRATION OF THE PLAN

11.1           Administration - General.  The Company shall be the plan administrator (within the meaning of Section 3(16)(A) of ERISA).  The Company delegates its duties under the Plan to the Committee.  The Committee delegates the day-to-day ministerial duties with respect to the Plan to the Company’s management.  The Committee and its delegates shall be named fiduciaries of the Plan to the extent required by ERISA.

11.2           Powers and Duties of the Committee.  The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the power and authority to do the following:

(a)           To determine eligibility for and participation in the Plan;

(b)           To construe and interpret the terms and provisions of the Plan;

(c)           To compute and certify to the amount and kind of benefits payable to Participants and their beneficiaries, and to determine the amount of withholding taxes to be deducted pursuant to Section 5.3;

(d)           To maintain all records that may be necessary for the administration of the Plan;

(e)           To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, beneficiaries or governmental agencies as shall be required by law;

(f)           To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

(g)           To appoint a plan manager or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

11.3           Committee Action.  Subject to Article 8, the Committee shall act with respect to the Plan at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting with respect to the Plan may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

11.4           Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of the Plan and any and all Participation Agreements, which interpretation or construction shall, subject to Article 9, be final and binding on all parties, including but not limited to the Company and any Participant, beneficiary or other person.

ARTICLE 12
MISCELLANEOUS

12.1           Employment Status.  Except as may be provided under any other written agreement between a Participant and the Company or a Subsidiary (other than the Plan and the Participation Agreement entered into with respect to the Plan), the employment of each Participant by the Company or any Subsidiary is “at will,” and may be terminated by either the Participant or the Company (or, if the Participant is employed by a Subsidiary, by the Subsidiary) at any time.

12.2           Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

12.3           Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

12.4           Severability.  In the event any provision of the Plan or any Participation Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of the Plan or Participation Agreement, as applicable, or affecting the validity or enforceability of such provision in any other jurisdiction.  Furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of the Plan or Participation Agreement, as applicable, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of the Plan or Participation Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.5           Modification; Waiver.  The Committee may from time to time amend the Plan or Participation Agreement in any way it determines to be advisable; provided that no such amendment shall materially and adversely affect the rights of any Participant (or former Participant) under the Plan or Participation Agreement, as applicable, without that Participant’s (or former Participant’s, as the case may be) consent.  For purposes of clarity, a notice of non-renewal of the Term pursuant to Section 1.3 or a notice of any change as contemplated by and in accordance with Section 3.1 shall not, however, constitute an amendment that requires the Participant’s consent.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under the Plan or any Participation Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

12.6           Notice.  All notices under or with respect to the Plan or any Participation Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(a)           if to the Company:

InSite Vision Incorporated
Attention: Compensation Committee
965 Atlantic Avenue
Alameda, CA 94501

                                with a copy to:

O’Melveny & Myers LPP
Attention: Timothy Curry, Esq.
2765 Sand Hill Road
Menlo Park, CA 94025

(b)	if to the Participant, to the address most recently on file in the payroll records of the Company.

Notice shall be effective when personally delivered, or five (5) business days after being so mailed.  Any party may change its address for purposes of giving future notices pursuant to the Plan and any Participation Agreement by notifying the other party in writing of such change in address, such notice to be delivered or mailed in accordance with the foregoing.

12.7           Applicable Law.  The Plan and any Participation Agreement will be governed by and construed in accordance with ERISA and, to the extent not preempted thereby, the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule (whether of the State of California or any other jurisdiction) that would cause the laws of any jurisdiction other than United States federal law and the law of the State of California to be applied.  In furtherance of the foregoing, applicable federal law and, to the extent not preempted by applicable federal law, the internal law of the State of California, will control the interpretation and construction of the Plan and any Participation Agreement even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  Any statutory reference in the Plan or any Participation Agreement shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.

12.8           Construction - Section 409A.

(a)
To the extent that the Plan is subject to Section 409A of the Code, the Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

(b)
Notwithstanding any other provision herein, if a Participant is a Specified Employee as of the date of such Separation from Service, the Participant shall not be entitled to and shall not be paid any distribution of his or her benefits hereunder until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Participant’s death.  The preceding sentence shall only apply if, and only to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.  Any amounts otherwise payable to a Participant upon or in the six (6) month period following the Participant’s Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within ten (10) days) after the first to occur of (i) the date that is six (6) months after the Participant’s Separation from Service or (ii) the date of the Participant’s death.

(c)
To the extent that any reimbursement obligations contemplated by Article 9 or by a release agreement entered into with a Participant pursuant to Section 5.2 are taxable to the Participant, such benefits are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Participant receives in one taxable year shall not affect the amount of such benefits that the Participant receives in any other taxable year.

12.9           Headings.  Headings and subheadings of the Plan and Participation Agreements are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof or thereof, as applicable.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute the Plan on the 28th day of April, 2009.

INSITE VISION INCORPORATED, a Delaware corporation

By:	/s/ Louis Drapeau

Its:	Interim Chief Executive Officer, Vice President and Chief Financial Officer

EXHIBIT A

FORM OF PARTICIPATION AGREEMENT

[Date]

_______________
_______________
_______________

Dear ______________:

You have been selected to participate in the InSite Vision Incorporated Severance Plan (the “Plan”), subject to your execution and return of this letter agreement (this “Participation Agreement”) to InSite Vision Incorporated (the “Company”).

For purposes of determining any severance benefits you may become entitled to under the Plan, your “Severance Multiplier” will be [0.5 (meaning, in general, one-half year or six months of severance)] and your “Change in Control Severance Multiplier” will be [1.0 (meaning, in general, one year or twelve months of severance)].

With respect to your participation in the Plan, the term “Good Reason” means the occurrence of any one or more of the following conditions without your express written consent:

(i)           a material diminution in your rate of base compensation;

(ii)
a change in the location of your principal workplace for the Company (or the Subsidiary that employs you, as applicable) to a location that is more than thirty (30) miles from your principal workplace as of the date immediately preceding the occurrence of a Change in Control and that results in an increased commute for you from your principal residence (except for periods of travel required for the business of the Company or a Subsidiary substantially consistent with the travel demands placed on you prior to the Change in Control);

(iii)	a material breach by the Company (or, if you are employed by a Subsidiary, the Subsidiary) of any agreement with you; or

(iv)
a material diminution in your authority, duties or responsibilities, provided, however, that a change in status of the Company from a publicly-traded company to a company the securities of which are not publicly-traded (including any related termination of the Company’s reporting obligations under the Exchange Act) and/or the Company becoming a subsidiary of another entity (in each case, together with the changes in authorities, duties and responsibilities that are customarily attendant to such a change in the status of the Company) shall not constitute Good Reason or a material reduction in the nature or status of your authorities, duties, and/or responsibilities;

provided, however, that any such condition shall not constitute “Good Reason” unless both (x) you provide written notice to the Company (such notice to be given in accordance with the notice provisions of the Plan) of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy (or fails to cause the Subsidiary that employs you to remedy, as the case may be) such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of your employment with the Company (or the Subsidiary that employs you, as applicable) shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.”

By signing this Participation Agreement you specifically agree that you have received and read the Plan and agree to be bound by its terms.  The Plan is incorporated into (made a part of) this Participation Agreement by this reference.  You acknowledge and agree that the Company has not made any promises or representations to you concerning the Plan other than as set forth in the Plan and this Participation Agreement.

Please note that you are not required to participate in the Plan, and may decline participation in the Plan by not returning this Participation Agreement.  If you want to accept participation in the Plan, you must execute this Participation Agreement and see that it is returned in person or via facsimile to the Company’s [___________] at (___) ___-____so that it is received no later than [____________].  This Participation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

INSITE VISION INCORPORATED, a Delaware corporation

By:

Name:

Title:

ACCEPTED AND AGREED:

________________________________________________
Print Participant’s Name:______________________________

PARTICIPATION AGREEMENT

[Date]

Louis Drapeau
_______________
_______________

Dear Louis:

You have been selected to participate in the InSite Vision Incorporated Severance Plan (the “Plan”), subject to your execution and return of this letter agreement (this “Participation Agreement”) to InSite Vision Incorporated (the “Company”).

For purposes of determining any severance benefits you may become entitled to under the Plan, your “Severance Multiplier” will be 1.0 (meaning, in general, one year of severance) and your “Change in Control Severance Multiplier” will be 1.5 (meaning, in general, one and one-half years of severance).

Notwithstanding anything contained in Section 4.2 of the Plan to the contrary but subject to the other provisions of the Plan (including, without limitation, Section 4.6 and Articles 5 and 6 of the Plan), you shall be entitled to the severance benefits provided in Section 4.2 of the Plan upon the occurrence of a Change in Control regardless of whether your employment is terminated under any circumstances upon or following such Change in Control, provided that you are employed by the Company at the time of such Change in Control or your employment is terminated by the Company without Cause within the ninety (90) day period prior to the Change in Control.  You agree to be reasonably available to provide reasonable transition services for a period of thirty (30) days following such Change in Control (for no additional compensation), to the extent the Company or any successor to all or substantially all of the business or assets of the Company requests such services from you at such time.  If you become entitled to the benefits described in this Section 4.2, you will not be entitled to any benefits under the Plan in connection with any termination of your employment upon or following the Change in Control.

Notwithstanding anything contained in the Plan to the contrary, the provisions of Section 4.5 of the Plan shall not apply to you.

By signing this Participation Agreement you specifically agree that you have received and read the Plan and agree to be bound by its terms.  The Plan is incorporated into (made a part of) this Participation Agreement by this reference.  You acknowledge and agree that the Company has not made any promises or representations to you concerning the Plan other than as set forth in the Plan and this Participation Agreement.

Please note that you are not required to participate in the Plan, and may decline participation in the Plan by not returning this Participation Agreement.  If you want to accept participation in the Plan, you must execute this Participation Agreement and see that it is returned in person or via facsimile to the Company’s [___________] at (___) ___-____so that it is received no later than [____________].  This Participation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

INSITE VISION INCORPORATED, a Delaware corporation

By:

Name:

Title:

ACCEPTED AND AGREED:

________________________________________________
Print Participant’s Name:______________________________

EXHIBIT B

FORM OF RELEASE AGREEMENT1

This Release Agreement (this “Release Agreement”) is entered into this ___ day of _________ 20__, by and between _____________________, an individual (“Executive”), and InSite Vision Incorporated, a Delaware corporation (the “Company”).

WHEREAS, Executive has been employed by the Company or one of its subsidiaries; and

WHEREAS, Executive’s employment by the Company or one of its subsidiaries has terminated and, in connection with the Company’s Severance Plan (the “Plan”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company (or one of its subsidiaries) to pay severance benefits (conditioned upon this Release Agreement) under and pursuant to the Plan, Executive and the Company agree as follows:

1.           Termination of Employment.  Executive’s employment with the Company terminated on [______________, _____] (the “Separation Date”).  Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates.  Executive hereby confirms that Executive does not hold any position as an officer, director, employee, member, manager and in any other capacity with the Company and each of its parents, subsidiaries and other affiliates.  Executive acknowledges and agrees that Executive has received all amounts owed for Executive’s regular and usual salary (including, but not limited to, any severance (other than any benefits due pursuant to the Plan), overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, and usual benefits, and that all payments due to Executive from the Company have been received.2

1 The Company reserves the right to modify this form as to any Participant employed outside of California.

2 The Company shall pay any salary for the pay period in which the Participant’s termination occurs, as well as any accrued and otherwise unpaid vacation and any expense reimbursements due, upon or promptly following the termination of the Participant’s employment and the release will be revised to the extent such amounts have not been paid prior to the execution of this document.

2.           Release.  Executive, on behalf of himself or herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards granted by the Company or any of its parents, subsidiaries or affiliates to Executive, to the extent that such awards continue after the termination of Executive’s employment in accordance with the applicable terms of such awards (and subject to any period in which to exercise such awards following such termination of employment); (2) any right to indemnification that Executive may have pursuant to the Bylaws of the Company or any of its parents, subsidiaries or affiliates, its Certificate of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any parent, subsidiary or affiliate of the Company) or applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his or her service as an employee, officer or director of the Company or any of its parents, subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or parent, subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); (5) any rights to benefits payable under the Plan in accordance with the terms of the Plan; or (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.  In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law.  Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

3.           1542 Waiver.  It is the intention of Executive in executing this Release Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified.  In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him or her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release Agreement (including, without limitation, the Release set forth above) shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he or she may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release Agreement and which, if known or suspected at the time of executing this Release Agreement, may have materially affected this settlement.  Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts.  Executive acknowledges that he or she understands the significance and consequences of such release and such specific waiver of SECTION 1542.

4.           [ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement.  Executive further expressly acknowledges and agrees that:

A.           In return for this Release Agreement, Executive will receive consideration beyond that which Executive was already entitled to receive before entering into this Release Agreement;

B.           Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

C.           Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

D.           Executive was given a copy of this Release Agreement on [_________________, 20__] and informed that he or she had [twenty one (21)/forty five (45)] days within which to consider this Release Agreement and that if he or she wished to execute this Release Agreement prior to expiration of such [21-day/45-day] period, he or she should execute the Endorsement attached hereto;

E.           Executive was informed that he or she had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that Executive exercises his or her right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement;

F.           Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.]3

5.           No Transferred Claims.  Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

6.           Compliance With Participation Agreement.  Executive warrants and represents that Executive has complied fully with his or her obligations pursuant to that certain Participation Agreement entered into by Executive in connection with the Plan.  Executive covenants that he or she will continue to abide by the applicable provisions of such Participation Agreement and the Plan.

7.           Severability.  It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.           Counterparts.  This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

9.           Successors.  This Release Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.  This Release Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release Agreement for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Release Agreement by operation of law or otherwise.

 3 Except as noted below, Section 4 will be included if Executive is age 40 or older as of the date that Executive’s employment by the Company terminates or in such other circumstances (if any) as Executive may have claims under the ADEA.  In the event Section 4 is included, whether Executive has 21 days, 45 days, or some other period in which to consider the Release Agreement will be determined with reference to the requirements of the ADEA in order for such waiver to be valid in the circumstances.  The determinations referred to in the preceding two sentences shall be made by the Company in its sole discretion.  In any event (regardless of the applicability of the ADEA in the circumstances) the Release Agreement will include Executive’s acknowledgements and agreements set forth in clauses 4.A, 4.B, and 4.C.

10.           Governing Law.  THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF CALIFORNIA TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF CALIFORNIA, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

11.           Amendment and Waiver.  The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

12.           Descriptive Headings.  The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

13.           Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.           Arbitration.  The Company and Executive hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with this Release Agreement that the Company may have against Executive, or that Executive may have against the Company or against any of its officers, directors, employees or agents acting in their capacity as such.  Each party’s promise to resolve all such claims or controversies by arbitration in accordance with this Release Agreement rather than through the courts is consideration for the other party’s like promise.  It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and Executive and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., San Francisco, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Civil Procedure Code Sections 1280 et. seq. as the exclusive remedy of such dispute.

The Arbitrator shall interpret this Release Agreement, any applicable Company policy or rules or regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law.  If arbitration is brought after the claim or controversy has been submitted for review by the Committee (as such term is defined in the Plan) in accordance with Article 2 of the Plan, the Arbitrator shall limit his or her review to whether or not the Committee has abused its discretion in its interpretation of the Plan and such policies, rules, and regulations; provided, however, that the Arbitrator shall apply a de novo standard of review with respect to any claim for benefits under the Plan in connection with a Change in Control (as such term is defined in the Plan).  In reaching his or her decision, the Arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Release Agreement.  Except as provided in the next paragraph, the Arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Release Agreement, including but not limited to, any claim that all or any part of this Release Agreement is voidable.  The Arbitrator shall have the authority to decide dispositive motions.  Following completion of the arbitration, the arbitrator shall issue a written decision disclosing the essential findings and conclusions upon which the award is based.

Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought by Executive or the Company in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally resolved by the Arbitrator in accordance with the foregoing.  Final resolution of any dispute through arbitration may include any remedy or relief which would otherwise be available at law and which the Arbitrator deems just and equitable.  The Arbitrator shall have the authority to award full damages as provided by law.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The Company shall pay the reasonable fees and expenses of the Arbitrator and of a stenographic reporter, if employed.  Each party shall pay its own legal fees and other expenses and costs incurred with respect to the arbitration.

15.           Nouns and Pronouns.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

16.           No Wrongdoing.  This Release Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission or acknowledgement by any party of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct, all of which is expressly denied.  Moreover, neither this Release Agreement nor anything in this Release Agreement shall be construed to be, or shall be, admissible in any proceeding as evidence of or an admission by any party of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct.  This Release Agreement may be introduced, however, in any proceeding to enforce this Release Agreement or the Plan.

17.           Legal Counsel.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Executive acknowledges and agrees that he or she has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he or she has had ample opportunity to do so.

The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20__, at [_________], California.

“Executive”

Print Name: ___________________________________________

INSITE VISION INCORPORATED, a Delaware corporation

By:

Name:

Title:

ENDORSEMENT

I, _______________________, hereby acknowledge that I was given [21/45] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [21-day/45-day] period.

I declare under penalty of perjury under the laws of the United States and the State of California that the foregoing is true and correct.

EXECUTED this [____] day of [_____________ 20__], at [_______], California.

Print Name:______________________________________